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                                   May 6, 1999

CONFIDENTIAL

VeriFone, A Division of Hewlett-Packard Company
4988 Great American Parkway
Santa Clara, CA  95054-1200
Attn:  Mr. John Giannotti

         RE: IMAGEX.COM, INC.

Dear Mr. Gionnotti:

         As you may know, ImageX.com, Inc. is planning an initial public offering of its common stock and expects to file a registration statement with the Securities and Exchange Commission during the week of May 3, 1999. ImageX.com's plans regarding this initial public offering remain extremely confidential. Please help us to protect the confidentiality of these plans by disclosing them on a need-to-know basis.

         A portion of the registration statement (attached hereto as Annex A) includes information regarding your use of ImageX.com's products and services. We have based the statements in Annex A on information compiled by you and either provided to ImageX.com or made publicly available. Accordingly, ImageX.com requests that you confirm that each of the statements in Annex A is accurate and complete, and consent to its disclosure in the registration statement and in any documents required to be filed by ImageX.com in the future by the Securities Exchange Act of 1934, as amended, and other applicable law.

         Please sign below to indicate your confirmation and consent and then fax a copy of this letter to the undersigned at (425) 452-0169 on or before May 7, 1999. Please also return the original letter by mail or overnight courier. Thank you very much for your assistance with this matter.

                                  Very truly yours,

                                  /s/ JOHN R. HIGGINS

                                  John R. Higgins
                                  Director of Business Director and Acquisitions


Agreed to and acknowledged as of May 6, 1999:

VERIFONE, A DIVISION OF HEWLETT-PACKARD COMPANY

By:      Name:    /s/ JOHN GIANNOTTI
                -------------------------
         Title:   VASD Controller
                -------------------------
         (Its duly authorized representative)


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                               ANNEX A

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[Logo of VeriFone]                      Before ImageX.com                    ImageX.com Solution
--------------------------------------- ------------------------------------ -----------------------------------------
VeriFone (www.verifone.com) is a        VeriFone's Marketing                 VeriFone's worldwide field
division of Hewlett-Packard Company     Communications Department stopped    representatives view color data
and the leading global provider of      printing datasheets for sale         sheets from online catalog and
secure electronic payment solutions     representatives and customers due    order directly without involvement
for financial institutions, merchants   to complexity and time requirements  of the Marketing Communication Department and consumers.  VeriFone has shipped
more than seven million payment         Remote sales offices and customers   Professional quality printing
systems used in over 100 countries      were forced to print product         shipped directly to remote sales
                                        datasheets from screen images on     offices
                                        their Internet site
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